Exhibit 99.2

CORRECTED NEWS RELEASE
NEWS RELEASE

Company Contact:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&L: 713-529-6600
lelliott@drg-l.com / apearson@drg-l.com

GASTAR EXPLORATION PRICES
12,000,000 COMMON SHARES OFFERING

HOUSTON, December 7, 2010 – Gastar Exploration Ltd. (NYSE Amex: GST) today announced that it has priced its previously announced underwritten public offering of 12,000,000 common shares at a public offering price of $4.00 per share. The Company has also granted the underwriters a 30-day option to purchase up to an additional 1,800,000 common shares on the same terms and conditions to cover over-allotments, if any. The offering is expected to settle and close on December 13, 2010, subject to customary closing conditions.

The aggregate net proceeds to the Company from the offering will be approximately $45.6 million, after deducting underwriting discounts and commissions and estimated offering expenses, and exclusive of any proceeds attributable to the underwriters’ possible exercise of the over-allotment option. The Company intends to use the net proceeds from the offering to fully fund the $28.8 million purchase price for its recently announced Marcellus Shale leasehold acquisition and to fund a portion of the $18 million settlement payments with respect to the recently announced settlement of the seven In re ClassicStar Mare Lease litigation matters, the remainder of which will be paid with cash on hand or borrowings under our revolving credit facility.

Johnson Rice & Company L.L.C., Pritchard Capital Partners, LLC and Tudor, Pickering, Holt & Co. are acting as joint book-running managers of the offering and BMO Capital Markets and IBERIA Capital Partners, L.L.C. are acting as co-managers.

The offering is being made only by means of a prospectus supplement and accompanying base prospectus, which have been filed with the SEC. Copies of the prospectus supplement and accompanying base prospectus relating to the offering, when available, may be obtained from:

Johnson Rice & Company L.L.C. 639 Loyola Avenue, Suite 2775 New Orleans, LA 70113 Telephone: (504) 525-3767	Pritchard Capital Partners, LLC 3190 Fairview Park Drive Suite 550 Falls Church, VA 22042 Telephone: (703) 891-6080	Tudor, Pickering, Holt & Co. 1111 Bagby Street, Suite 5100 Houston, TX 77002 Telephone: (713) 333-7132

An electronic copy of the prospectus supplement and accompanying base prospectus may also be obtained at no charge at the SEC website at www.sec.gov.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing oil and natural gas assets in North America. The Company currently pursues a strategy combining deep natural gas exploration and development with lower risk shale resource development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania. The Company also owns coalbed methane properties located in the Powder River Basin of Wyoming.

Safe Harbor Statement and Disclaimer

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  A statement identified by the words “expects”, “projects”, “plans”, and certain of the other foregoing statements may be deemed forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.

The NYSE Amex has not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

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